Exhibit 99.1

Contacts:	Kraft Heinz Media Team	Anne-Marie Megela (investors)
	media@kraftheinz.com	Anne-Marie.Megela@kraftheinz.com

KRAFT HEINZ REPORTS FIRST QUARTER 2026 RESULTS;
MAINTAINS 2026 FULL YEAR OUTLOOK

First Quarter Highlights
•Net sales increased 0.8%; Organic Net Sales(1) decreased 0.4%
•Gross profit margin increased 230 basis points to 36.7%; Adjusted Gross Profit Margin(1) decreased 30 basis points to 34.1%
•Operating income decreased 4.3% to $1.1 billion; Adjusted Operating Income(1) decreased 11.8% to $1.1 billion
•Year-to-date net cash provided by operating activities was $1.0 billion, up 39.7%; Free Cash Flow(1) was $0.8 billion, up 58.9%; and Free Cash Flow Conversion(1) increased 46pp to 111%
•Year-to-date return of capital to stockholders was $0.5 billion

PITTSBURGH & CHICAGO – May. 6, 2026 – The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz” or the “Company”) today reported financial results for the first quarter of 2026.

“Our first quarter results demonstrate steady progress, and I am encouraged by the early signs of momentum we’re building,” said Steve Cahillane, CEO of Kraft Heinz. “The investments we made in 2025 are now driving early traction, with improving market share trends, particularly within must-win parts of our portfolio like Taste Elevation. This is proof that our brands respond well when we invest behind them.”

“Our goal is to ultimately deliver profitable growth through volume and market share recovery, while continuing to deliver strong Free Cash Flow. In 2026, we are focused on turning around our U.S. business and accelerating growth in our international markets. Our strategy is supported by incrementally investing the previously announced $600 million in the business, leveraging the Heinz brand, and continuing to capture white-space opportunities across Emerging Markets.”

Cahillane concluded, "While we are encouraged by the strong start to the year, we are reiterating our 2026 outlook. This reflects an operating environment that remains volatile, with increasing inflationary pressures and persistently low consumer sentiment. At the same time, we are retaining the flexibility to increase investments in areas that are delivering strong returns."

Net Sales
In millions
	Net Sales			Organic Net Sales(1)
	March 28, 2026	March 29, 2025	% Chg vs PY	YoY Growth Rate	Price	Volume/Mix
For the Three Months Ended
North America	$4,458	$4,488	(0.7)%	(1.1)%	0.4 pp	(1.5) pp
International Developed Markets	843	817	3.2%	(0.1)%	0.2 pp	(0.3) pp
Emerging Markets(a)	746	694	7.6%	3.8%	4.4 pp	(0.6) pp
Kraft Heinz	$6,047	$5,999	0.8%	(0.4)%	0.8 pp	(1.2) pp
(a)    Emerging Markets represents the aggregation of our West and East Emerging Markets (“WEEM”) and Asia Emerging Markets (“AEM”) operating segments.

Net Income/(Loss) and Diluted EPS
In millions, except per share data
	For the Three Months Ended
	March 28, 2026	March 29, 2025	% Chg vs PY
Gross profit	$2,219	$2,064	7.5%
Operating income/(loss)	1,145	1,196	(4.3)%
Net income/(loss)	799	714	11.9%
Net income/(loss) attributable to common shareholders	798	712	12.1%
Diluted EPS	$0.67	$0.59	13.6%

Adjusted EPS(1)	0.58	0.62	(6.5)%
Adjusted Operating Income(1)	$1,058	$1,199	(11.8)%

Q1 2026 Financial Summary
•Net sales increased 0.8 percent versus the year-ago period to $6.0 billion, including a 1.9 percentage point favorable impact from foreign currency and a 0.7 percentage point unfavorable impact from divestitures. Organic Net Sales(1) decreased 0.4 percent versus the prior year period. Price increased 0.8 percentage points versus the prior year period, with increases in each segment. Favorable price was primarily due to pricing taken in certain categories to mitigate higher input costs. Volume/mix declined 1.2 percentage points versus the prior year period, with declines in each segment. Unfavorable volume/mix was primarily driven by declines in coffee, cold cuts, and Indonesia, which more than offset the favorable impact to certain categories as a result of the shift in Easter timing.

•Operating Income decreased 4.3 percent versus the year-ago period to $1.1 billion, primarily due to increased advertising expenses, inflationary pressures in manufacturing and logistics costs that outpaced our efficiency initiatives, separation costs incurred in the current year period, and increased restructuring costs. These unfavorable impacts were partially offset by favorable changes in unrealized losses/(gains) on commodity hedges, higher pricing, and certain nonrecurring procurement cost recoveries. Adjusted Operating Income(1) decreased 11.8 percent versus the year-ago period to $1.1 billion, primarily due to increased advertising expenses, inflationary pressures in manufacturing and logistics costs that outpaced our efficiency initiatives, and unfavorable volume/mix. These unfavorable impacts more than offset higher pricing, certain nonrecurring procurement cost recoveries, and a favorable impact from foreign currency.
•Diluted EPS increased 13.6 percent versus the prior year period to $0.67. This increase was primarily due to lower income tax expense and favorable changes in other expense/(income), partially offset by the unfavorable changes in the operating income factors discussed above. Adjusted EPS(1) was $0.58, down 6.5 percent versus the prior year period, primarily driven by lower Adjusted Operating Income, which more than offset lower taxes on adjusted earnings.
•Net cash provided by/(used for) operating activities was $1.0 billion, up 39.7 percent versus the year-ago period. This increase was primarily driven by favorable changes in working capital, due, in part, to inventory optimization efforts and improved supplier payment terms, as well as favorable changes in collateral receipts related to our commodity derivative margin requirements. These impacts were partially offset by lower Adjusted Operating Income. Free Cash Flow(1) was $0.8 billion, up 58.9 percent versus the prior year period, driven by the same net cash provided by/(used for) operating activities discussed above.
•Capital Return: In the first quarter, the Company has paid $474 million in cash dividends. The Company did not repurchase any shares under its publicly announced share repurchase program. As of March 28, 2026, the Company has remaining authorization to repurchase approximately $1.5 billion of common stock under the publicly announced share repurchase program.

Outlook
For fiscal year 2026, the Company is reaffirming its outlook. The Company continues to expect:

•Organic Net Sales(1)(2) down 1.5 percent to down 3.5 percent versus the prior year. This includes an approximate 100 basis point impact from incremental SNAP headwinds.
•Constant Currency Adjusted Operating Income(1)(2) down 14 percent to down 18 percent versus the prior year. This includes incremental investments of approximately $600 million across marketing, sales, and R&D, as well as product superiority and price. It also includes the impact of lapping lower variable compensation in 2025, which is an approximate 300 basis point headwind. This contemplates an Adjusted Gross Profit Margin(1)(2) that is expected to be down 25 basis points to down 75 basis points versus the prior year.

•Adjusted EPS(1)(2) in the range of $1.98 to $2.10. The Company now expects an effective tax rate on Adjusted EPS to be approximately 25 percent. Additionally, the Company now expects interest expense to be approximately $920 million and other expense/(income) to be approximately $200 million of income for the full year.
•Free Cash Flow Conversion(1)(2) of approximately 100 percent.

End Notes
(1)Organic Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Constant Currency Adjusted Operating Income, Adjusted EBITDA, Adjusted EPS, Free Cash Flow, Free Cash Flow Conversion, and Net Leverage are non-GAAP financial measures. Please see discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.
(2)Guidance for Organic Net Sales, Adjusted Gross Profit Margin, Constant Currency Adjusted Operating Income, Adjusted EPS, Free Cash Flow, and Free Cash Flow Conversion is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of such items impacting comparability, including, but not limited to, the impact of currency, acquisitions and divestitures, divestiture-related license income, restructuring activities, deal costs, separation costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, equity award compensation expense, nonmonetary currency devaluation, and debt prepayment and extinguishment (benefit)/costs, among other items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of these measures without unreasonable effort.
Earnings Discussion and Webcast Information
A pre-recorded management discussion of The Kraft Heinz Company's first quarter 2026 earnings is available at ir.kraftheinzcompany.com. The Company will host a live question-and-answer session beginning today at 9:00 a.m. Eastern Daylight Time. A webcast of the session will be accessible at ir.kraftheinzcompany.com.
ABOUT THE KRAFT HEINZ COMPANY
Kraft Heinz (Nasdaq: KHC) is one of the world’s largest food and beverage companies, with approximately $25 billion in net sales in 2025 and a portfolio of iconic brands enjoyed by consumers in more than 40 countries. By investing in our capabilities and brands, including Heinz, Kraft, Philadelphia, Primal Kitchen, and Lunchables, we are unlocking the full power of our portfolio. We deliver high-quality, great-tasting, and affordable food for the consumers of today, while shaping the future of food. Learn more at www.kraftheinzcompany.com.

Forward-Looking Statements
This press release contains a number of forward-looking statements. Words such as “accelerate,” “anticipate,” “believe,” “commit,” “continue,” “expect,” “will,” “guidance,” and “outlook,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company's plans, impacts of accounting standards and guidance, growth, legal matters, taxes, costs and cost savings, impairments, dividends, expectations, investments, innovations, opportunities, capabilities, execution, initiatives, and pipeline. These forward-looking statements reflect management's current expectations and are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company's control.

Important factors that may affect the Company's business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, operating in a highly competitive industry; the Company’s ability to correctly predict, identify, and interpret changes in consumer preferences and demand, to offer new products to meet those changes, and to respond to competitive innovation; changes in the retail landscape or the loss of key retail customers; changes in the Company's relationships with significant customers or suppliers, or in other business relationships; the Company’s ability to maintain, extend, and expand its reputation and brand image; the Company’s ability to effect the previously announced separation of Kraft Heinz into two independent publicly traded companies and to meet the conditions related thereto, including obtaining applicable regulatory approvals, if work related to the separation is resumed; negative effects of the announcement pendency of the separation, including the current pause on work related to the separation, on the market price of the Company’s securities and/or on the Company’s financial performance; the Company’s ability to leverage its brand value to compete against private label products; the Company’s ability to drive revenue growth in its key product categories or platforms, increase its market share, or add products that are in faster-growing and more profitable categories; product recalls or other product liability claims; climate change and legal or regulatory responses; the Company’s ability to identify, complete, or realize the benefits from strategic acquisitions, divestitures, alliances, joint ventures, or investments; the Company's ability to successfully execute its strategic initiatives; the impacts of the Company's international operations; the Company's ability to protect intellectual property rights; the Company’s ability to realize the anticipated benefits from prior or future streamlining actions to reduce fixed costs, simplify or improve processes, and improve its competitiveness; the influence of the Company's largest stockholder; the Company's level of indebtedness, as well as our ability to comply with covenants under our debt instruments; additional impairments of the carrying amounts of goodwill or other indefinite-lived intangible assets; foreign exchange rate fluctuations; volatility in commodity, energy, and other input costs; volatility in the market value of all or a portion of the commodity derivatives we use; compliance with laws and regulations and related legal claims or regulatory enforcement actions; failure to maintain an effective system of internal controls; a downgrade in the Company's credit rating; the impact of sales of the Company's common stock in the public market; the impact of the Company’s share repurchases or any change in the Company’s share repurchase activity; the Company’s ability to continue to pay a regular dividend and the amounts of any such dividends; disruptions in the global economy caused by geopolitical conflicts (including the ongoing conflicts in the Middle East), unanticipated business disruptions and natural events in the locations in which the Company or the Company's customers, suppliers, distributors, or regulators operate; economic and political conditions in the United States and in various other nations where the Company does business (including inflationary pressures, the imposition of increased or new tariffs, instability in financial institutions, general economic slowdown, recession, or a potential U.S. federal government shutdown); changes in the Company's management team or other key personnel and the Company's ability to hire or retain key personnel or a highly skilled and diverse global workforce; our dependence on information technology and systems, including service interruptions, misappropriation of data, or breaches of security; increased pension, labor, and people-related expenses; changes in tax laws and interpretations and the final determination of tax audits, including transfer pricing matters, and any related litigation; volatility of capital markets and other macroeconomic factors; and other factors. For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission (“SEC”). The Company disclaims and does not undertake any obligation to update, revise, or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.

We use our investor relations website, ir.kraftheinzcompany.com, as a routine channel for distribution of important, and often material, information about Kraft Heinz, including quarterly and annual earnings results and presentations, press releases and other announcements, webcasts, analyst presentations, investor days, sustainability initiatives, financial information, and corporate governance practices, as well as archives of past presentations and events. We encourage you to follow our investor relations website in addition to our filings with the SEC to receive timely information about the Company. The information on our website is not part of this press release and shall not be deemed to be incorporated by reference into any filings we make with the SEC.

Non-GAAP Financial Measures
The non-GAAP financial measures provided in this press release should be viewed in addition to, and not as an alternative for, results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
To supplement the financial information provided, the Company has presented Organic Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Constant Currency Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income/(Loss), Adjusted EPS, Free Cash Flow, and Net Leverage which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net sales, net income/(loss), operating income/(loss), gross profit, diluted earnings per share (“EPS”), net cash provided by/(used for) operating activities, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.
Management uses these non-GAAP financial measures to assist in comparing the Company’s performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company’s underlying operations. The Company believes:
•Organic Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Constant Currency Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income/(Loss), and Adjusted EPS provide important comparability of underlying operating results, allowing investors and management to assess the Company’s operating performance on a consistent basis; and
•Free Cash Flow and Net Leverage provide measures of the Company’s core operating performance, the cash-generating capabilities of the Company’s business operations, and are factors used in determining the Company’s borrowing capacity and the amount of cash available for debt repayments, dividends, acquisitions, share repurchases, and other corporate purposes.
Management believes that presenting the Company’s non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company’s business than could be obtained absent these disclosures.

Definitions
Organic Net Sales is defined as net sales excluding, when they occur, the impact of currency, acquisitions and divestitures, and a 53rd week of shipments. The Company calculates the impact of currency on net sales by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which the Company calculates the previous year's results using the current year's exchange rate.
Adjusted Operating Income is defined as operating income/(loss) excluding, when they occur, the impacts of restructuring activities, deal costs, separation costs, unrealized gains/(losses) on commodity hedges (the unrealized gains and losses are recorded in general corporate expenses until realized; once realized, the gains and losses are recorded in the applicable segment’s operating results), impairment losses, and certain non-ordinary course legal and regulatory matters. The Company also presents Adjusted Operating Income on a constant currency basis (Constant Currency Adjusted Operating Income). The Company calculates the impact of currency on Adjusted Operating Income by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which it calculates the previous year's results using the current year's exchange rate.
Adjusted Gross Profit, Adjusted Net Income/(Loss), and Adjusted EPS are defined as gross profit, net income/(loss), and diluted earnings per share, respectively, excluding, when they occur, the impacts of restructuring activities, deal costs, separation costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, losses/(gains) on the sale of a business, other losses/(gains) related to acquisitions and divestitures (e.g., tax and hedging impacts), nonmonetary currency devaluation (e.g., remeasurement gains and losses), debt prepayment and extinguishment (benefit)/costs, and certain significant discrete income tax items (e.g., U.S. and non-U.S. tax reform), and including when they occur, adjustments to reflect preferred stock dividend payments on an accrual basis. Adjusted Gross Profit Margin is defined as Adjusted Gross Profit divided by net sales.
Net Leverage is defined as debt less cash, cash equivalents and short-term investments divided by Adjusted EBITDA. Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), provision for/(benefit from) income taxes, and depreciation and amortization (excluding restructuring activities); in addition to these adjustments, the Company excludes, when they occur, the impacts of divestiture-related license income, restructuring activities, deal costs, separation costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, and equity award compensation expense (excluding restructuring activities).
Free Cash Flow is defined as net cash provided by/(used for) operating activities less capital expenditures. The use of this non-GAAP measure does not imply or represent the residual cash flow for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

		Schedule 1
The Kraft Heinz Company Condensed Consolidated Statements of Income (in millions, except per share data) (Unaudited)
	For the Three Months Ended
	March 28, 2026	March 29, 2025
Net sales	$6,047	$5,999
Cost of products sold	3,828	3,935
Gross profit	2,219	2,064
Selling, general and administrative expenses, excluding impairment losses	1,061	868
Intangible asset impairment losses	13	—
Selling, general and administrative expenses	1,074	868
Operating income/(loss)	1,145	1,196
Interest expense	236	229
Other expense/(income)	(101)	(51)
Income/(loss) before income taxes	1,010	1,018
Provision for/(benefit from) income taxes	211	304
Net income/(loss)	799	714
Net income/(loss) attributable to noncontrolling interest	1	2
Net income/(loss) attributable to common shareholders	$798	$712

Basic shares outstanding	1,185	1,194
Diluted shares outstanding	1,188	1,198

Per share data applicable to common shareholders:
Basic earnings/(loss) per share	$0.67	$0.60
Diluted earnings/(loss) per share	0.67	0.59

					Schedule 2
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Three Months Ended (dollars in millions) (Unaudited)
	Net Sales	Currency	Acquisitions and Divestitures	Organic Net Sales	Price	Volume/Mix
March 28, 2026
North America	$4,458	$20	$—	$4,438
International Developed Markets	843	64	—	779
Emerging Markets	746	44	—	702
Kraft Heinz	$6,047	$128	$—	$5,919

March 29, 2025
North America	$4,488	$—	$—	$4,488
International Developed Markets	817	—	37	780
Emerging Markets	694	18	—	676
Kraft Heinz	$5,999	$18	$37	$5,944

Year-over-year growth rates
North America	(0.7)%	0.4 pp	0.0 pp	(1.1)%	0.4 pp	(1.5) pp
International Developed Markets	3.2%	7.9 pp	(4.6) pp	(0.1)%	0.2 pp	(0.3) pp
Emerging Markets	7.6%	3.8 pp	0.0 pp	3.8%	4.4 pp	(0.6) pp
Kraft Heinz	0.8%	1.9 pp	(0.7) pp	(0.4)%	0.8 pp	(1.2) pp

	Schedule 3
The Kraft Heinz Company Reconciliation of Operating Income/(Loss) to Adjusted Operating Income (dollars in millions) (Unaudited)
	For the Three Months Ended
	March 28, 2026	March 29, 2025
Operating income/(loss)	$1,145	$1,196
Restructuring activities	22	4
Unrealized losses/(gains) on commodity hedges	(178)	(1)
Impairment losses	13	—
Separation costs	56	—
Adjusted Operating Income	$1,058	$1,199

Segment Adjusted Operating Income:
North America	$974	$1,101
International Developed Markets	133	127
Total Segment Adjusted Operating Income	1,107	1,228
Emerging Markets Segment Adjusted Operating Income(a)	95	99
General corporate expenses	(144)	(128)
Adjusted Operating Income	$1,058	$1,199
(a) Segment Adjusted Operating Income for Emerging Markets, which represents the combination of our WEEM and AEM operating segments, is defined and presented consistently with the Segment Adjusted Operating Income of our reportable segments - North America and International Developed Markets.

			Schedule 4
The Kraft Heinz Company Reconciliation of Adjusted Operating Income to Constant Currency Adjusted Operating Income For the Three Months Ended (dollars in millions) (Unaudited)
	Adjusted Operating Income	Currency	Constant Currency Adjusted Operating Income
March 28, 2026
North America	$974	$4	$970
International Developed Markets	133	9	124
Emerging Markets	95	5	90
General corporate expenses	(144)	(5)	(139)
Kraft Heinz	$1,058	$13	$1,045

March 29, 2025
North America	$1,101	$—	$1,101
International Developed Markets	127	—	127
Emerging Markets	99	4	95
General corporate expenses	(128)	—	(128)
Kraft Heinz	$1,199	$4	$1,195

Year-over-year growth rates
North America	(11.6)%	0.3 pp	(11.9)%
International Developed Markets	4.9%	7.0 pp	(2.1)%
Emerging Markets	(4.0)%	0.8 pp	(4.8)%
General corporate expenses	13.0%	3.9 pp	9.1%
Kraft Heinz	(11.8)%	0.7 pp	(12.5)%

										Schedule 5
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Three Months Ended
	March 28, 2026
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$2,219	$1,074	$1,145	$236	$(101)	$1,010	$211	$799	$1	$798	$0.67
Items Affecting Comparability
Restructuring activities	23	1	22	—	45	(23)	(5)	(18)	—	(18)	(0.02)
Unrealized losses/(gains) on commodity hedges	(178)	—	(178)	—	—	(178)	(44)	(134)	—	(134)	(0.11)
Impairment losses	—	(13)	13	—	—	13	—	13	—	13	0.01
Separation costs	—	(56)	56	—	—	56	11	45	—	45	0.04
Losses/(gains) on sale of business	—	—	—	—	3	(3)	26	(29)	—	(29)	(0.02)
Nonmonetary currency devaluation	—	—	—	—	(12)	12	—	12	—	12	0.01
Adjusted Non-GAAP Results	$2,064		$1,058					$688			$0.58

										Schedule 6
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Three Months Ended
	March 29, 2025
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$2,064	$868	$1,196	$229	$(51)	$1,018	$304	$714	$2	$712	$0.59
Items Affecting Comparability
Restructuring activities	(2)	(6)	4	—	—	4	1	3	—	3	0.01
Unrealized losses/(gains) on commodity hedges	(1)	—	(1)	—	—	(1)	—	(1)	—	(1)	—
Nonmonetary currency devaluation	—	—	—	—	(14)	14	—	14	—	14	0.01
Certain significant discrete income tax items	—	—	—	—	—	—	(13)	13	—	13	0.01
Adjusted Non-GAAP Results	$2,061		$1,199					$743			$0.62

	Schedule 7
The Kraft Heinz Company Adjusted Gross Profit Margin (dollars in millions) (Unaudited)
	For the Three Months Ended
	March 28, 2026	March 29, 2025
Adjusted Gross Profit	$2,064	$2,061
Net sales	6,047	5,999

Adjusted Gross Profit Margin	34.1%	34.4%

		Schedule 8
The Kraft Heinz Company Key Drivers of Change in Adjusted EPS (Unaudited)
	For the Three Months Ended
	March 28, 2026	March 29, 2025	$ Change
Key drivers of change in Adjusted EPS:
Results of operations(a)(b)	$0.63	$0.72	$(0.09)
Interest expense	(0.14)	(0.14)	—
Other expense/(income)	0.04	0.04	—
Effective tax rate	0.05	—	0.05
Adjusted EPS	$0.58	$0.62	$(0.04)
(a) Includes non-cash amortization of definite-lived intangible assets, which accounted for a negative impact to Adjusted EPS from results of operations of $0.04 for the three months ended March 28, 2026 and March 29, 2025.
(b) Includes divestiture-related license income, which accounted for a benefit to Adjusted EPS from results of operations of $0.01 for the three months ended March 28, 2026 and March 29, 2025.

	Schedule 9
The Kraft Heinz Company Condensed Consolidated Balance Sheets (in millions, except per share data) (Unaudited)
	March 28, 2026	December 27, 2025
ASSETS
Cash and cash equivalents	$3,308	$2,615
Trade receivables, net	2,306	2,254
Inventories	3,310	3,167
Prepaid expenses	270	291
Marketable securities	783	1,060
Other current assets	704	588
Assets held for sale	—	152
Total current assets	10,681	10,127
Property, plant and equipment, net	7,233	7,318
Goodwill	22,153	22,179
Intangible assets, net	37,387	37,529
Other non-current assets	4,592	4,633
TOTAL ASSETS	$82,046	$81,786
LIABILITIES AND EQUITY
Current portion of long-term debt	$1,910	$1,908
Accounts payable	4,390	4,308
Accrued marketing	936	801
Interest payable	294	298
Other current liabilities	1,408	1,455
Liabilities held for sale	—	8
Total current liabilities	8,938	8,778
Long-term debt	19,223	19,311
Deferred income taxes	9,050	9,022
Accrued postemployment costs	131	131
Long-term deferred income	1,308	1,321
Other non-current liabilities	1,347	1,434
TOTAL LIABILITIES	39,997	39,997
Redeemable noncontrolling interest	13	12
Equity:
Common stock, $0.01 par value	12	12
Additional paid-in capital	50,838	51,287
Retained earnings/(deficit)	(3,831)	(4,629)
Accumulated other comprehensive income/(losses)	(2,448)	(2,370)
Treasury stock, at cost	(2,648)	(2,636)
Total shareholders' equity	41,923	41,664
Noncontrolling interest	113	113
TOTAL EQUITY	42,036	41,777
TOTAL LIABILITIES AND EQUITY	$82,046	$81,786

	Schedule 10
The Kraft Heinz Company Condensed Consolidated Statements of Cash Flows (in millions) (Unaudited)
	For the Three Months Ended
	March 28, 2026	March 29, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$799	$714
Adjustments to reconcile net income/(loss) to operating cash flows:
Depreciation and amortization	245	231
Divestiture-related license income	(13)	(13)
Equity award compensation expense	22	27
Deferred income tax provision/(benefit)	29	51
Postemployment benefit plan contributions	(4)	(4)
Goodwill and intangible asset impairment losses	13	—
Nonmonetary currency devaluation	12	14
Loss/(gain) on sale of business	(3)	—
Other items, net	(227)	(14)
Changes in current assets and liabilities:
Trade receivables	(73)	(89)
Inventories	(195)	(217)
Accounts payable	256	(11)
Other current assets	3	(47)
Other current liabilities	142	78
Net cash provided by/(used for) operating activities	1,006	720
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(240)	(238)
Purchases of marketable securities	(105)	(673)
Proceeds from sale of marketable securities	387	—
Proceeds from sale of business, net of cash disposed and working capital adjustments	146	9
Other investing activities, net	(3)	24
Net cash provided by/(used for) investing activities	185	(878)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	—	1,620
Dividends paid	(474)	(477)
Repurchases of common stock	(23)	(225)
Other financing activities, net	(15)	(18)
Net cash provided by/(used for) financing activities	(512)	900
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(7)	35
Cash, cash equivalents, and restricted cash
Net increase/(decrease)	672	777
Balance at beginning of period	2,944	1,486
Balance at end of period	$3,616	$2,263

	Schedule 11
The Kraft Heinz Company Reconciliation of Net Cash Provided By/(Used For) Operating Activities to Free Cash Flow (in millions) (Unaudited)
	For the Three Months Ended
	March 28, 2026	March 29, 2025
Net cash provided by/(used for) operating activities	$1,006	$720
Capital expenditures	(240)	(238)
Free Cash Flow	$766	$482

Adjusted Net Income/(Loss)	$688	$743
Free Cash Flow Conversion	111%	65%